Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aspen Aerogels, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-227158, 333-259449, and 333-254250) on Form S-3 and registration statements (Nos. 333-254247, 333-230165, 333-223380, 333-216434, 333-209995, and 333-198124) on Form S-8 of our report dated February 28, 2022, with respect to the consolidated financial statements and financial statement schedule II – Valuation and Qualifying Accounts, of Aspen Aerogels, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Hartford, Connecticut
February 28, 2022